EXHIBIT 5.2

September 16, 2019
Healthcare Trust of America, Inc.
16435 North Scottsdale Road, Suite 320
Scottsdale, Arizona 85254

Re:	Issuance of Senior Notes due 2026 and Senior Notes due 2030 of Healthcare Trust of America Holdings, LP
Ladies and Gentlemen:
We have acted as special counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), and Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance and sale by the Operating Partnership of $250,000,000 aggregate principal amount of its 3.500% Senior Notes due 2026 (the “2026 Notes”) and $650,000,000 aggregate principal amount of its 3.100% Senior Notes due 2030 (the “2030 Notes” and, collectively with the 2026 Notes, the “Notes”) pursuant to an underwriting agreement, dated September 5, 2019, by and among the Company and the Operating Partnership, on the one hand, and BofA Securities, Inc., J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein, on the other hand, and the guarantees by the Company (the “Guarantees” and, together with the Notes, the “Securities”) of the obligations of the Operating Partnership under the Notes. The Notes are registered pursuant to a Registration Statement on Form S-3 (No. 333-223172) filed with the Securities and Exchange Commission (the “Commission”) on February 23, 2018, as amended by the post-effective amendment no. 1 thereto, filed with the Commission on September 5, 2019 (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being issued pursuant to two separate indentures, one dated July 12, 2016 with respect to the 2026 Notes and one dated September 16, 2019 with respect to the 2030 Notes (collectively, the “Indentures”), each as among the Company, the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:
(i)    the Registration Statement;
(ii)    the Fifth Articles of Amendment and Restatement of the Company, as presently in effect;
(iii)    the Certificate of Limited Partnership of the Operating Partnership, as presently in effect;
(iv)    the Third Amended and Restated Bylaws of the Company, as presently in effect;
(v)    the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as presently in effect;
(vi)     certain resolutions of the Board of Directors of the Company (the “Board of Directors”) adopted by action of the Board of Directors on August 16, 2019, relating to the Guarantees and the execution and delivery of the Indentures;

EXHIBIT 5.2

(vii)    certain resolutions of the general partner of the Operating Partnership (the “General Partner”) adopted by action of the General Partner on September 5, 2019, relating to the issuance and sale of the Notes and the execution and delivery of the Indentures;
(viii)    certain resolutions of the Pricing Committee of the Board of Directors (the “Pricing Committee”) adopted by action of the Pricing Committee on September 5, 2019, relating to the terms of the offering;
(ix)    the Indentures; and
(x)    the Guarantees.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company or the Operating Partnership, as applicable.

In connection with the opinion expressed in paragraph 2 below, we have assumed the matters set forth in opinion paragraphs 1, 2, 3 and 4 of the opinion of Venable LLP, dated the date hereof, a copy of which has been filed with the Commission as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and the Operating Partnership, as to matters of Maryland law.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
1.The Notes have been duly authorized by all necessary corporate action on the part of the Operating Partnership, and, upon payment for and delivery of the Notes in accordance with the terms of the Indentures and the authentication of the certificate or certificates representing the Notes by a duly authorized signatory of the Trustee, will be legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.
2.    Upon delivery of the Guarantees in accordance with the terms of the Indentures, the Guarantees will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.
The law covered by this opinion is limited to the present law of the State of New York and the current Revised Uniform Limited Partnership Act of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matters pertaining to the contents of the Registration Statement, the

EXHIBIT 5.2

prospectus included in the Registration Statement, any prospectus supplement or pricing supplement, other than as expressly stated herein with respect to the Securities.
We hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K, dated the date hereof, filed by the Company and the Operating Partnership and incorporated by reference into the Registration Statement, and to the reference of O’Melveny & Myers LLP under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted, /s/ O’Melveny & Myers LLP